Exhibit 99.1

For more information:

Jefferson Harralson

Chief Financial Officer

706-781-2265

jefferson_harralson@ucbi.com

Media Inquiries:

Emily Moseley

Crawford Strategy

864-232-2302

emily@crawfordstrategy.com

LYNN HARTON NAMED CEO OF UNITED COMMUNITY BANK

Jimmy Tallent to Remain

Chairman and CEO of Holding Company

BLAIRSVILLE, Ga., August 17, 2017 -- The board of directors of United Community Banks, Inc. (NASDAQ: UCBI) today announced that Lynn Harton has been named chief executive officer of United Community Bank (the “Bank”), UCBI’s banking subsidiary. Mr. Harton will continue to serve as president of UCBI and the Bank, as well as a member of their respective boards. Jimmy C. Tallent will continue to serve as chairman and chief executive officer of UCBI, as well as chairman of the Bank.

“Lynn has served as our president and chief operating officer for the past five years and has been the driver for much of the growth and expansion of our company,” said Tallent. “He has been instrumental in expanding our geographic footprint, in developing and growing our Commercial Banking Solutions group, and building our regional headquarters and operations in Greenville, S.C. Lynn has more than 30 years of experience in the banking industry and an exceptional track record of leadership. The board and I are confident that he will continue to strengthen the Bank as chief executive officer and president.”

“United has a bright future, and I am deeply appreciative of the confidence Jimmy and the board have placed in me,” said Harton. “We have an outstanding team in place, and we look forward to continuing to execute the Bank’s strategy of providing exceptional customer service to our growing Southeastern markets.”

Prior to joining United in 2012, Harton was the executive vice president for commercial banking for TD Bank. Prior to TD Bank, Harton was chief executive officer at The South Financial Group, which was sold to TD Bank. He served as the chief credit officer for both Regions Financial Corporation and Union Planters Corporation and spent the first twenty years of his career at BB&T in several senior executive positions.

Harton is active on several community boards including the Greenville County Museum of Art, the Peace Center, and Artisphere. He is a director of the Risk Management Association, a national association for the financial services industry, and serves on its Community Bank Council. Harton has served on several additional financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange. He earned his bachelor’s degree from Wake Forest University and has participated in various university executive programs.

About United Community Banks, Inc.

United Community Banks, Inc. is a bank holding company based in Blairsville, Georgia with $11.2 billion in assets. The company's banking subsidiary, United Community Bank, is one of the southeast region's largest full-service banks, operating 142 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. In 2014, 2015 and 2016, J.D. Power ranked United Community Bank first in customer satisfaction in the Southeast. In 2017, for the fourth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the bank's full range of products and services can be found at www.ucbi.com.

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